EXHIBIT 4.1

               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

                                     of the

                            SERIES B PREFERRED STOCK

                                       of

                         TRIANGLE PHARMACEUTICALS, INC.

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)

                       ----------------------------------

      Triangle Pharmaceuticals, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law on January 25, 2001.

      "RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of the Corporation's Second Restated Certificate of Incorporation, the Board of Directors hereby creates a series of the preferred stock, par value $0.001 per share (the "Preferred Stock"), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

      Series B Preferred Stock:

      1. Designation and Amount. The shares of such series shall be designated as "Series B Preferred Stock" (the "Series B Preferred Stock") and the number of shares constituting the Series B Preferred Stock shall be two hundred thirty thousand (230,000) shares. Such number of shares may be increased or decreased by resolution of the Board of Directors.

      2. Dividend Rights. Subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of Series B Preferred Stock that remain outstanding after August 15, 2001, shall be entitled to receive, upon conversion of such shares, dividends at a rate of $5.00 per share of Series B Preferred Stock per annum. Such dividends shall be non-cumulative and shall be payable, at the discretion of the Corporation, in cash or shares of the Corporation's common stock, provided, however that if the Company should elect to pay the dividends in the form of common stock, then the number of shares of common stock to be paid shall be calculated as the dividend due divided by the fixed conversion price of $6.00 per common share.

      3. Conversion.

            a. Automatic Conversion. Each share of Series B Preferred Stock shall automatically convert into ten (10) shares of common stock of the Corporation (the "Conversion Rate") upon the earlier of (i) the date the stockholders of the Corporation first approve the terms of the sale and issuance of the Series B Preferred Stock or (ii) the first anniversary of the date upon which such share was issued.

            b. Adjustments to Conversion Rate for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that the Corporation, at any time after the date upon which any shares of Series B Preferred Stock were first issued, shall declare or pay, without consideration, any dividend on the

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common stock payable in common stock or in any right to acquire common stock for no consideration, or shall effect a subdivision of the outstanding shares of common stock into a greater number of shares of common stock (by stock split, reclassification or otherwise than by payment of a dividend in common stock or in any securities or rights to acquire common stock), or in the event the outstanding shares of common stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of common stock, then the Conversion Rate for the Series B Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the common stock payable in any right to acquire common stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in common stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire common stock.

            c. Adjustments for Reclassification and Reorganization. If the common stock issuable upon conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, securities or assets, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in subsection 3(b) above), the Conversion Rate then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series B Preferred Stock shall be convertible into, and provision shall be made to ensure that each of the holders of the Series B Preferred Stock will thereafter have the right to acquire and receive, in lieu of the number of shares of common stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock, securities or assets equivalent to the number of shares of common stock that would have been subject to receipt by the holders upon conversion of the Series B Preferred Stock immediately before that change.

            d. No Fractional Shares. No fractional shares shall be issued upon conversion of the Series B Preferred Stock, and the corporation shall pay cash in an amount equal to the value of the fractional share of common stock to which any holder would otherwise be entitled. Whether or not fractional shares are issuable upon such conversion for any holder shall be determined on the basis of the total number of shares of Series B Preferred Stock held by such holder that are at the time converting into common stock and the number of shares of common stock issuable upon such aggregate conversion.

      4. Liquidation. In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to receive, on an as-converted to common stock basis based on the Conversion Rate at the time in effect for the Series B Preferred Stock as set forth in Section 3 above, with the holders of common stock, a pro rata share of the assets of the Corporation legally available for distribution.

      5. Redemption. The Series B Preferred Stock is not redeemable.

      6. Voting Rights.

            a. Each holder of shares of Series B Preferred Stock shall be entitled to the right to one vote for each share of common stock into which such Series B Preferred Stock could then be converted, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

            b. Except as otherwise provided herein or by law, the holders of shares of Series B Preferred Stock and the holders of shares of common stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

            c. Except as required by law, holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of common stock as set forth herein) for taking any corporate action."


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      IN WITNESS WHEREOF, this Certificate of Designations, Preferences and
Rights of the Series B Preferred Stock is executed on behalf of the Corporation by its Chief Executive Officer this 8th day of March, 2001.

                            TRIANGLE PHARMACEUTICALS, INC.


                                      By:   /s/ David W. Barry
                                            ------------------------------------
                                            David W. Barry, M.D.
                                            Chairman and Chief Executive Officer


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